UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

_____________________________
Filed by the Registrant     ☒ Filed by a party other than the Registrant     ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Better Home & Finance Holding Company
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary material.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 16, 2026, Better Home & Finance Holding Company (the "Company") issued the following press release.
Second Leading Independent Proxy Advisor Glass Lewis Recommends Better Home & Finance Shareholders Oppose Vishal Garg’s Campaign to Remove a Majority of the Board

Glass Lewis Concludes Mr. Garg “Has Not Presented a Sufficiently Compelling or Consistent Case” for Board Change

Joins ISS in Recommending Shareholders “REVOKE CONSENT” on the WHITE Consent Revocation Card

Special Committee Reiterates Its Call for Vishal Garg to End His Costly and Distracting Campaign and Allow Better to Move Forward

NEW YORK – September 16, 2026 – The Special Committee of the Board of Directors (the “Special Committee”) of Better Home & Finance Holding Company (NASDAQ: BETR) (“Better” or the “Company”), today announced that a second independent proxy advisory firm, Glass, Lewis & Co., LLC (“Glass Lewis”), has recommended that Better shareholders not provide consent on Vishal Garg’s green consent card and instead “REVOKE CONSENT” on Better’s WHITE consent revocation card.

Like Institutional Shareholder Services (“ISS”), Glass Lewis concluded that Mr. Garg has failed to make a persuasive case for a change in the composition of the Company’s Board of Directors (the “Board”).

In making its recommendation, Glass Lewis noted:1

•“As Better's founder and longtime CEO, Mr. Garg exercised substantial influence over the Company's strategy and performance over an extended period. During that time, shareholders experienced substantial value erosion following the Company's public listing and Better remained materially unprofitable…”

•“Mr. Garg's lengthy leadership record, the Company's prolonged value erosion and continued lack of profitability, the failure to achieve important operating objectives and the subsequent instability and shifting positions reflected in [Mr. Garg’s] campaign collectively weigh against concluding that such extensive board change is presently warranted.”

•“[Mr. Garg] has not demonstrated that removing five directors and potentially restoring [himself] to an executive role would offer shareholders a sufficiently clear or credible path to a superior outcome.”

•“[A]pproval of [Mr. Garg’s] Removal Proposal would do far more than simply signal dissatisfaction with the incumbent board. It would remove a majority of directors and leave significant influence over the board's reconstitution in the hands of Mr. Garg and the small number of remaining directors…”

1Glass Lewis report, September 15, 2026. Emphasis added. Permission to use quotes neither sought nor obtained.

The Special Committee commented:

“We are pleased that two leading independent proxy advisory firms, Glass Lewis and ISS, have rejected Mr. Garg’s effort to remove five of Better’s qualified and experienced directors and seize control of the Board.

For weeks, Mr. Garg has been insisting loudly and consistently that he has the support of a majority of the voting power of the Company. However, he missed two self-imposed deadlines to deliver the requisite written consents in August. Then, after weeks of aggressive solicitation—including a barrage of press releases, social media posts, emails and telephone calls—Mr. Garg missed his third deadline on September 8.

Mr. Garg has likewise failed to convince two leading independent proxy advisory firms of the merits of his cause. Meanwhile, in his increasingly desperate attempt to cajole shareholders into backing his revenge campaign, he has resorted to peddling falsehoods, pressuring Better employees for their votes and launching baseless personal attacks through social media.

Despite the distraction of Mr. Garg’s campaign, the Company has made substantial progress over the last few weeks. Better is continuing to implement targeted cost reductions, advancing the process to sell its U.K.-based bank and preparing for the launch of the Better wholesale program, powered by TinmanGo. We are confident that these actions will strengthen the Company, and we are focused on ensuring that this momentum continues.

Mr. Garg’s scorched-earth tactics do not serve the interests of the shareholders, employees and other stakeholders he claims to care so much about. On the contrary, his relentless repetition of baseless allegations and innuendo has caused needless disruption at a time when focus and disciplined execution are essential.

Enough is enough. Better is moving forward. We again call on Mr. Garg to do the same by ending his costly and distracting consent solicitation so that Better’s Board and management team can devote their full attention to advancing the Company’s strategy and capitalizing on the significant opportunities ahead.”

The Special Committee unanimously recommends that shareholders sign, date and return the WHITE consent revocation card and disregard any green consent card received from Mr. Garg. Shareholders who have previously signed and returned a green consent card may revoke that consent by signing, dating and returning the Company’s WHITE consent revocation card.

Shareholders who have questions regarding the consent solicitation or need assistance revoking a previously submitted consent should contact the Company’s proxy solicitor:

Saratoga Proxy Consulting LLC
(212) 257-1311 / (888) 368-0379
info@saratogaproxy.com

About Better

Better Home & Finance Holding Company (NASDAQ: BETR) is the first AI-native mortgage and home equity finance platform, and first fintech to fund more than $110 billion in loan volume. Better has leveraged its industry-leading AI platform, Tinman®, to achieve its singular mission of making homeownership cheaper, faster, and easier for all Americans. Tinman® allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates, and close their loan in as little as three weeks. In addition, Betsy™, the first AI loan agent built exclusively for the mortgage industry, revolutionizes the homebuying journey by answering questions, delivering approvals, comparing products, processing rate locks, and moving their loan application along to closing 24/7/365. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage and home equity loans. Better serves customers in all 50 US states and the United Kingdom.

For more information, follow @SaveBETR and @betrmortgage on X and @betterdotcom on Instagram and TikTok.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts should be considered forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. These risks and uncertainties include those risks discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as any such factors may be updated from time to time in the Company’s other filings with the SEC. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Important Additional Information and Where to Find It

The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a definitive consent revocation statement dated August 28, 2026, together with an accompanying WHITE consent revocation card, in opposition to the solicitation of written consents by Vishal Garg and the members of his group (collectively, the "Garg Group") seeking to remove members of the Company's Board of Directors. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain copies of the consent revocation statement, any amendments or supplements thereto and any other documents filed by the Company with the SEC free of charge at the SEC's website (www.sec.gov) and at the Company's investor relations website (investors.better.com).

Participants in the Solicitation

The Company, each member of its Board of Directors and certain of its employees and executive officers, namely Loveen Advani, Daniel Lewis (by virtue of his status as Interim Chief Executive Officer), and Paula Tuffin, may be deemed to be “participants” (as defined in Instruction 3 to Item 4 of Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of revocations of consent from the Company's stockholders in connection with the Garg Group's consent solicitation. Information regarding such persons and their direct or indirect interests in the Company, by security holdings or otherwise, is set forth in the Company's definitive consent revocation statement, filed with the SEC on August 28, 2026. This document may be obtained free of charge from the sources indicated above.

Media Contact

Better Home & Finance
comms@better.com

Investor Contacts

Better Home & Finance
ir@better.com

John Ferguson / Joseph Mills
Saratoga Proxy Consulting LLC
jferguson@saratogaproxy.com
jmills@saratogaproxy.com
(212) 257-1311
(888) 368-0379

Source: Better Home & Finance Holding Company

On September 16, 2026, the Company posted the following messages on X (formerly known as Twitter), the first of which included a link to the press release referenced above.